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                                                                  EXHIBIT 10.16


August 31, 1999

Mr. Paul Miller
1809 Lydia Avenue
St. Paul, MN  55113

RE:  LOAN GUARANTY

Dear Mr. Miller:

Reference is made to the attached commitment letter from Riverside Bank to CV Dynamics, Inc. (the "Company") relative to the financing described therein and your personal guaranty of the Company's obligations described in the commitment letter (attached).

Subject to the completion of such financing and your execution of the various loan guaranty documents, the Company agrees to compensate you for your undertaking as follows:

1. GUARANTEE FEE. The Company agrees to pay you a one-time fee in the amount of $75,000, payable in monthly installments of $5,000 each commencing with the month the Company closes the financing.

2. WARRANT. The Company agrees to issue to you a five year warrant for the purchase of 100,000 chares of the Company's common stock at an exercise price of $2.00 per share. These warrants will be issued in two equal portions, the first 50,000 will be issued at the execution of the agreement with the bank, the second 50,000 will be issued at the time the bank converts the debt note to a three year mortgage term. The warrant shall contain customary anti-dilution provisions in the event of capital changes (stock splits, dividends, etc.) and customary incidental registration rights. In addition, the warrant will permit you to effect a "cashless exercise" related to the market price established by any bona fide private placement with an unrelated party, any public offering or acquisition or merger price in a transaction with an unrelated party. The Company will have the right to call and redeem the warrant on a cashless exercise basis if the Company completes a bona fide private placement or enters into an underwriting agreement to effect a public offering of its common stock at a price per share which is at least one hundred percent greater than the exercise price of the warrant. The Company will give you not less than thirty days prior written notice of its intention to call and redeem such warrant, during which notice period you will have the right to exercise your warrant on a cashless or non-cashless basis.

If the foregoing is satisfactory, please sign and return one copy of this letter.

                                          Very truly yours,

                                          /s/ Adel A. Mikhail
                                          -------------------
                                          Adel A. Mikhail, Ph.D.
                                          President and Chief Executive Officer

                       Confirmed and acknowledged this ____ day of August, 1999.

                       /s/ Paul K. Miller
                       ------------------
                       Paul K. Miller